EXHIBIT 10.2

EMPLOYMENT AGREEMENT

     THIS AGREEMENT is effective the 5th day of December, 2001 by and between BioReliance Corporation, a Delaware corporation with principal offices located at 14920 Broschart Road, Rockville, Maryland 20850, and all of its subsidiary companies and its successors or assigns (the “Corporation”) and David Jacobson-Kram, Ph.D. (the “Executive”).

A.	POSITION AND EMPLOYMENT RELATIONSHIP:

1.	The Executive is currently employed as the Vice President, Toxicology and Laboratory Animal Diagnostic Services (“Vice President”). Commencing on the effective date of this Agreement for a term of twelve (12) months, the Corporation hereby agrees to continue to employ the Executive in his current position or a comparable position consistent with his qualifications and experience, and the business needs of the Corporation, as determined by the Corporation’s President and Chief Executive Officer (“CEO”), in consultation with the Corporation’s Board of Directors.

2.	Such employment relationship is not at-will and is instead governed by the terms and conditions set forth in this Agreement. The Employment relationship, however, may be terminated by the Corporation or the Executive prior to the expiration of this twelve (12) month term pursuant to sections E, H and I respectively of this Agreement.

3.	As Vice President, the Executive shall perform such duties as may be assigned to the Executive from time to time by the CEO or the Board, including, but not limited to the following: developing and executing plans toward attainment of current and long-range objectives, including achieving revenue, revenue growth and income objectives, maximum return on invested capital, and quality, client satisfaction and employee development goals; developing financial plans and budgets; overseeing all reporting functions; coordinating activities with other vice presidents and supporting departmental directors; supporting Corporate activities including market analyses, strategic planning, R&D planning and project selection, engagement and assessments of potential partners, and the like; supporting the evaluation and analysis of acquisition opportunities, if any, as may be identified from time to time by the President and CEO; developing and documenting novel or typical service programs, procedures, methodologies and the like; meeting with clients, understanding their product and development methods, and developing timely and cost-effective strategies acceptable to them and to various national regulatory authorities; designing major projects and, as appropriate, writing major project plans; closing key proposals; directing complex technical activities, in particular projects of significant scale and scope; solving challenging technical, regulatory and service problems; building client relationships; and anticipating follow-on client engagements.

B.	LIMITATION ON OUTSIDE ACTIVITIES: The Executive shall devote his full employment energies, interest, abilities and time to the performance of the obligations hereunder and shall not, without written consent of the Corporation, through its President and CEO, render to others any service of any kind for compensation, and in addition, shall not engage in any activity which conflicts or interferes with the performance of the Executive’s duties hereunder.

C.	COMPENSATION: For all services rendered by Executive pursuant to this Agreement, Corporation will pay to Executive, and the Executive will accept as full compensation hereunder, the following:

1.	Base Salary: The Executive’s annual base salary (“salary”) during calendar year 2001, as determined by the Compensation Committee of the Board, shall be Two Hundred and Fourteen Thousand Dollars ($214,000). The salary will be subject to all appropriate federal, state and local withholding requirements and will be payable in equal bi-weekly installments. The Executive’s salary during a subsequent calendar year during the term of this Agreement will be determined by the Compensation Committee of the Board based upon the recommendation of the President and CEO.

2.	Performance Bonus: If the Executive remains in the employ of the Corporation through December 31 of each year during the term of this Agreement, the Executive shall be eligible for a performance bonus (“bonus”) based on individual and corporate performance factors relating to mutually acceptable objectives. Executive’s bonus will be subject to all appropriate federal, state and local withholding requirements. The exact amount of the bonus will be at the discretion of the Compensation Committee of the Board. The Corporation will be obligated to pay the Executive the bonus as long as the Executive (a) does not resign from the Corporation before December 31 of each year, or (b) is not terminated for Cause (as hereinafter defined), or (c) does not fail to meet his individual performance objectives. This bonus may also be paid out on a quarterly basis at the discretion of the Compensation Committee of the Board.

3.	Incentive Stock Options: As an inducement to remain in the employ of the Corporation and as an incentive to build the Corporation’s value, the Corporation may grant to the Executive additional Incentive Stock Options or Nonqualified

Stock Options. The number of option shares to be granted and their timing and other terms will be determined by the Compensation Committee of the Board and governed by the applicable incentive plan.

D.	BENEFITS AND PERQUISITES:

1.	Medical and Other Insurance Coverage: The Corporation shall provide such medical and other insurance coverage to the Executive to the extent and on the terms that such benefits are made available to other similarly situated employees. This provision does not alter the Corporation’s right to modify or eliminate any employee benefit plan from time to time and does not guarantee the continuation of any kind or level of benefit or perquisite.

2.	Paid Personal Leave: The Executive shall receive vacation, sick and personal holiday leave pursuant to the Corporation’s Paid Personal Leave Policy (“PPL”) under the schedule for an Executive of the Company, which is attached hereto as Exhibit 1 and incorporated herein by reference.

3.	Other Perquisites and Benefits: The Corporation will provide the Executive with appropriate office space, as it deems necessary, and will provide telephone, computer, email and internet access as required to perform the Executive’s duties during the term of his employment.

E.	TERMINATION AND RIGHTS UPON TERMINATION: During the term of this Agreement, Executive’s employment is not at-will and may be terminated by the Corporation only on two bases: (1) Cause; or (2) Without Cause. As used in this Agreement,“Cause” shall mean that the Executive:

(1)	committed an act or acts of personal dishonesty intended to result in the Executive’s personal enrichment at the expense of the Corporation, and which constitute(s) fraud, embezzlement, grand larceny or any felonious act;

(2)	failed or refused to perform the Executive’s duties and obligations as an employee of the Corporation;

(3)	committed an act of willful misconduct;

(4)	was convicted of a criminal act;

(5)	has engaged in the unlawful use of narcotics;

(6)	engaged in abusive use of alcohol to a degree, or in a manner, that would materially and adversely affect the performance of the Executive’s assigned work or degrade the reputation of the Corporation;

(7)	violated the terms of the Confidentiality, Trade Secrets and Noncompetition Agreement he signed on June 22, 1998; or

(8)	violated or breached the terms of this Agreement.

Any reason for termination other than those set forth above and in section H below will be deemed to be Without Cause.

F.	TERMINATION WITHOUT CAUSE — EFFECT ON FUTURE COMPENSATION: In the event Executive is terminated Without Cause, Executive will be entitled to receive the following compensation and benefits:

1.	Base Compensation: The Corporation shall pay the Executive his then current salary for the remaining term of this agreement or for a period of six (6) months, which ever period is greater. Such compensation shall be paid in equal monthly payments and will be subject to all appropriate federal, state, and local withholding requirements.

2.	Other Benefits: The Corporation shall continue to make available, for a period equal to the remaining term of this agreement or for a period of six (6) months, which ever period is greater, the same medical and other insurance benefits made available to other similarly situated employees and their dependents at a cost equal to the cost the Executive would have paid if the Executive had continued to be employed by the Corporation, provided the Executive elects to continue medical benefits coverage under COBRA.

G.	TERMINATION WITH CAUSE — EFFECT ON FUTURE COMPENSATION: In the event Executive is terminated for Cause, Executive will be entitled to no future compensation from the Corporation. In addition, all rights of the Executive to future vesting of stock options terminate on the date of the occurrence forming the basis for a “Cause” termination of the Executive and, moreover, the Executive will not earn any additional compensation after the effective date of such termination.

H.	DISABILITY: If the Executive is unable to perform the essential functions of his position due to illness, injury, or incapacity for a period of more than twelve weeks, the compensation otherwise payable to him under this Agreement shall cease and the Corporation may terminate his employment unless the Executive is able to perform the essential functions of his position with reasonable accommodation.

I.	TERMINATION OF AGREEMENT BY EXECUTIVE: Executive may terminate this Agreement at any time, with or without Cause, upon thirty (30) days notice to the President and CEO. In the event of termination by the Executive, the Executive shall only be entitled to compensation through the last day actually worked.

J.	CONFIDENTIALITY AND NONCOMPETITION: By signing below, the Executive acknowledges his ongoing and continuing obligation to abide by the Confidentiality, Trade Secrets and Noncompetition Agreement that he executed on June 22, 1998 (“Trade Secrets Agreements”), which is attached hereto as Exhibit 2 and incorporated herein by reference.

K.	NO PRIOR AGREEMENTS: The Executive represents and warrants that he is not a party or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to perform his obligations hereunder. The Executive further represents and warrants that his employment with the Corporation will not require the disclosure or use of any confidential information belonging to prior employers or to other persons or entities. The Executive understands that the Corporation does not expect or desire and in fact disapproves of and forbids the Executive to use or disclose, in the performance of his duties for the Corporation, any such confidential information belonging to prior employers or other persons or entities.

L.	ASSIGNMENT: This Agreement is personal to Executive and may not be assigned in any way by Executive without prior written consent by the Board of Directors of the Corporation. Any attempted assignment by Executive will be void. Notwithstanding anything in this section to the contrary, however, this Agreement may be assigned by the Corporation to any parent, subsidiary, successor, or affiliate entity. The rights and obligations under this Agreement will inure to the benefit of and will be binding upon the heirs, legatees, administrators, and personal representatives of Executive and upon the successors, representatives, and assigns of the Corporation.

M.	ILLEGAL OR INVALID PROVISION: The parties intend for all provisions of this Agreement to be enforced and enforceable to the fullest extent permitted by law. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws in effect during the term hereof, however, that provision will be fully severable. This Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and the remaining provisions will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there will be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

N.	GOVERNING LAW: This Agreement shall be construed and governed by the laws of the State of Maryland without regard to any conflict of laws rules or provisions.

O.	ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement between the Corporation and the Executive. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties. This Agreement supersedes all prior agreements, discussions or statements regarding the Executive’s employment, except for the Confidentiality, Trade Secrets and Noncompetition Agreement attached hereto as Exhibit 2, which will survive.

P.	ARBITRATION: Notwithstanding any other provision in this Agreement, any claim or controversy relating to or arising out of this Agreement shall be resolved exclusively by arbitration in accordance with the commercial rules then obtaining of the American Arbitration Association. This Arbitration provision, including any challenges to its enforceability, is governed by the Federal Arbitration Act. The arbitration shall take place in Montgomery County, Maryland. The Corporation and Executive shall bear separately their respective attorney’s fees. The Corporation shall bear the cost of the arbitration and any fees required by the commercial rules then obtaining of the American Arbitration Association.

Q.	MUTUAL UNDERSTANDING: Each party has read this entire Agreement, fully understands the contents hereof, has had the opportunity to obtain independent advice as to its legal effect, and is under no duress or obligation of any kind to execute it. This Agreement reflects the mutual understanding of the parties with the respect to all subject matters addressed herein and will be construed accordingly.

BioReliance Corporation

By: /s/ William J. Gedale	By: /s/ David Jacobson-Kram, Ph.D.

William J. Gedale Chairman, Compensation Committee Board of Directors	David Jacobson-Kram, Ph.D.

Address: 14920 Broschart Road Rockville, MD 20850

Date:	Date: